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                                                          Exhibit 10.7
                                                Chicago Mercantile Exchange Inc.
                                              Registration Statement on Form S-4

                   SEPARATION AGREEMENT AND GENERAL RELEASE
                   ----------------------------------------

     THIS SEPARATION AGREEMENT and GENERAL RELEASE (hereinafter "Agreement") is made and entered into by and between T. ERIC KILCOLLIN (hereinafter "Kilcollin") and THE CHICAGO MERCANTILE EXCHANGE (hereinafter "CME"), an Illinois not-for-profit corporation.

     WHEREAS, the parties, have engaged in discussions resulting in an amicable and mutually satisfactory agreement concerning Kilcollin's resignation from his employment and directorship with the CME, and all matters arising out of or relating thereto;

     NOW, THEREFORE, in consideration of the mutual covenants and promises set forth below, the parties hereby agree as follows:

     1. The Employment Agreement. Kilcollin and the CME are parties to an "Agreement" dated March 21, 1997, with a term extending through March 31, 2000 (hereinafter "Employment Agreement"). Except for the obligations set forth in Paragraphs 8f, 9, 10, 11, 12, 14 and 15 thereof, which shall continue, or except as otherwise expressly provided in this Agreement, the terms and provisions of this Agreement shall supersede the terms and provisions of the Employment Agreement, which is terminated effective March 19, 1999 and shall thereafter be null and void and without further effect. In the event of any conflict or inconsistency between this Agreement and the Employment Agreement, the terms of this Agreement shall take precedence.

     2. Kilcollin's Resignation. On January 19, 1999, Kilcollin shall resign his employment and directorship with the CME, said resignation to be effective on Friday, March 19, 1999 (hereinafter "Resignation Date"). During his employment through March 19, 1999, Kilcollin shall
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continue to receive all compensation, as well as insurance, vacation, fringe, pension and retirement benefits due to him under and pursuant to the terms of the Employment Agreement, and shall continue to perform his duties and obligations to the CME as set forth in the Employment Agreement; provided, however, that Kilcollin shall be allowed reasonable time to pursue other employment opportunities. A mutually agreed-upon announcement/press release of Kilcollin's resignation to be issued by the CME on or about January 19, 1999, is set forth in Exhibit A, attached hereto and incorporated herein.

     3. The Obligations of CME. Upon the Resignation Date, and in consideration of the promises of Kilcollin contained in this Agreement, the CME shall be obligated to Kilcollin as set forth herein. Except as expressly set forth in this Agreement, CME shall have no obligation to Kilcollin of any kind or nature whatsoever.

          a. Annual Base Salary. On or before March 19, 1999, the CME shall pay to Kilcollin in a single lump sum, the gross amount of five hundred ninety-one thousand, nine hundred eighty-two dollars and ninety-six cents (591,982.96), less applicable deductions and withholdings for state and federal taxes, which amount is equal to (and in lieu of) Kilcollin's Annual Base Salary of five hundred seventy-two thousand dollars ($572,000) and vacation benefits that would have been paid had Kilcollin's employment continued through March 31, 2000.

          b. Health, Dental & Vision Insurance. Through March 31, 2000, Kilcollin and any covered dependents will continue to be covered by the CME's health, dental and vision insurance program in effect for active employees. Effective April 1, 2000, health, dental and vision insurance benefits will be provided to Kilcollin and any covered dependents pursuant

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     to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), as set
     forth in Section 4980B of the Internal Revenue Code of 1986, as amended, and in Sections 601 through 609 of the Employee Retirement Income Security Act. Kilcollin's contribution and the CME's contribution toward the cost of the foregoing coverages shall be determined and paid as though Kilcollin's employment with the CME continued through March 31, 2000. The foregoing insurance coverages will earlier terminate upon Kilcollin obtaining other employment which offers health insurance coverage and when he first becomes eligible for such coverage. Kilcollin agrees that he will promptly notify the CME upon obtaining such coverage from another employer. Kilcollin shall have no duty to seek or obtain other employment.

          c. Life, and Accidental Death & Dismemberment Insurance. Through March 31, 2000, the CME shall, at its discretion, either reimburse Kilcollin for the cost of converting the above-referenced life and accidental death and dismemberment insurance programs in effect on the Resignation Date to individual coverage, or obtaining equivalent coverage individually, or, where applicable, continuing individual coverage already in place. To the extent the payments or reimbursements hereunder, or under Paragraph b next above, constitute taxable income to Kilcollin, the CME shall gross-up the payment to Kilcollin to compensate for same in accordance with the formula contained in Paragraph 6(e)(B) of the Employment Agreement. It is understood and agreed that Kilcollin's coverage under the CME's disability insurance plan will cease as of March 19, 1999 and that the CME has no obligation to provide or pay for other disability coverage. The CME will cooperate with

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     Kilcollin (e.g. providing documentation) in his efforts to obtain at his expense individual disability coverage.

          d. Business Expenses. On or before March 19, 1999, the CME shall pay to Kilcollin, in a single lump sum, the sum of twelve thousand three hundred seventy five dollars ($12,375.00), which represents all reimbursements which Kilcollin has or may claim with respect to the dues and other costs of club memberships through March 31, 2000. There shall be no reimbursement of Kilcollin for any other business and transportation expenses incurred by him after March 19, 1999. It is further understood and agreed that Kilcollin shall not be entitled to a car allowance, which he has not used, under this Agreement or the Employment Agreement.

          e. Professional Services. On or before March 19, 1999, the CME shall, in a single lump sum, reimburse Kilcollin for a total of fifteen thousand six hundred eight dollars ($15,608) for the Professional Services described in Paragraph 3(d) of the Employment Agreement for the period from January 1, 1999 through March 31, 2000.

          f. Enhanced Pension Benefits. On or before March 19, 1999, the CME shall, in a single lump sum, pay to Kilcollin, in lieu of the Enhanced Pension Benefit as set forth in Paragraph 6(e) of the Employment Agreement through March 31, 2000, an amount, after gross-up computed in accordance with the formula contained in Paragraph 6(e)(B) of the Employment Agreement, of one hundred twenty seven thousand five hundred seventy two dollars ($127,572). Said payments shall be in full satisfaction of the CME's obligations under Paragraph 6(e) of the Employment Agreement.

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          g.   Retirement and Deferred Compensation Benefit Plans. It is
     understood and agreed that Kilcollin's continuous service under all CME retirement and deferred compensation benefit plans shall cease as of his Resignation Date. Kilcollin's interest under said plans shall be treated as if fully vested as of the Resignation Date. In all other respects, Kilcollin's rights and the obligations of the CME pursuant to said plans shall be as determined by the terms of each such plan and applicable law, and as set forth below:

               (i) On or before March 19, 1999, amounts payable to Kilcollin with respect to the Chicago Mercantile Exchange Senior Management Supplemental Deferred Savings Plan (the "Supplemental Deferred Savings Plan") and the Chicago Mercantile Exchange Supplemental Executive Retirement Plan shall be distributed to Kilcollin in the single lump sum elected by him in accordance with the terms of said plans.

               (ii) On or before March 19, 1999, the CME shall pay to Kilcollin in a single lump sum, the sum of ninety-six thousand, one hundred ninety-eight dollars and nineteen cents ($96,198.19), which represents the present value, after gross-up computed in accordance with the formula contained in Paragraph 6(e)(B) of the Employment Agreement, of the benefits Kilcollin would have received from the CME for the period from March 19, 1999 through March 31, 2000 pursuant to the Pension Plan for Employees of the Chicago Mercantile Exchange, the Chicago Mercantile Exchange Tax Efficient Savings Plan ("TESP") and the Supplemental Deferred Savings Plan had he remained employed through March 31, 2000.

          (h) Outplacement. At Kilcollin's election, the CME shall, at its cost, provide Kilcollin with outplacement counseling services. The CME shall select the outplacement

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     counseling firm and the services to be provided; provided, however, that the outplacement counseling firm shall be located in the downtown Chicago area and the services provided shall consist, at minimum, of office space, telephone and support services, and counseling provided to Kilcollin for up to twenty four (24) months after the Resignation Date.

          (i) Bonus. On or before March 19, 1999, the CME shall pay to Kilcollin, in a single lump sum, a bonus in the gross amount, less applicable deductions and withholdings for state and federal taxes, of either two hundred thousand dollars ($200,000.00), in the event Kilcollin declines outplacement counseling, or one hundred seventy two thousand dollars ($172,000.00), in the event Kilcollin elects to receive outplacement counseling.

     4. In the event of Kilcollin's death prior to receipt of all payments to be made to him hereunder, any such remaining payments shall be made to his beneficiary pursuant to Paragraph 8(f) of the Employment Agreement.

     5. Mutual General Releases. Except for a claim based upon an alleged breach of this Agreement or an alleged breach of the provisions of the Employment Agreement that are expressly continued pursuant to this Agreement, Kilcollin, for himself and for his estate, heirs, personal representatives, executors, administrators and assigns, hereby releases and forever discharges the CME, any parent, subsidiaries and related and affiliated entities, and each of its and their officers, directors, representatives, agents, employees, related and participating members, insurers, as well as each of its and their respective estates, heirs, personal representatives, executors, administrators, successors and assigns (hereinafter collectively and individually the "CME Releasees"), and the CME Releasees hereby release and forever discharge Kilcollin, his estate, heirs, personal representatives, executors, administrators and assigns, from any and all rights, claims, demands,

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debts, dues, sums of money, accounts, attorneys' fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity, past, present or future, which either party now has or claims, or might hereafter have or claim, against the other party, based upon or arising out of any matter or thing whatsoever from the date of Kilcollin's initial employment with the CME through the date of this release, including, without limitation, any claim, action or cause of action which was or is related to or arises out to Kilcollin's employment or directorship with the CME, or his separation and/or resignation therefrom, or which is based upon or arises under the Employment Agreement, or any local, state, or federal law dealing with employment discrimination, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act.

     The following provisions are applicable to and made a part of this Agreement and the foregoing general release and waiver:

          (i) Kilcollin does not release and waive any right or claim which he may have under the Age Discrimination in Employment Act which arises after the date of execution of this Agreement.

          (ii) In exchange for this general release and waiver, Kilcollin hereby acknowledges that he has received separate consideration beyond that which he is otherwise entitled to under the CME policy, the Employment Agreement, or applicable law.

          (iii) CME hereby expressly advises Kilcollin to consult with an attorney of his choosing prior to executing this Agreement which contains a general release and waiver.

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          (iv)  Kilcollin has twenty-one (21) days from the date of presentment to consider whether or not to execute this Agreement. In the event of such execution, Kilcollin's has a further period of seven (7) days from such date in which to revoke said execution, notice of which must be received by the CME within such seven
                (7) day period.

     6. Non-Disparagement. From and after the date of presentment of this Agreement, both parties represent that they have not and will not, nor will they cause or assist another person to, disparage or make critical, negative, derogatory or defamatory statements about the other to any third party, or make any other statement to a third party which is intended to or would reasonably have the effect of harming the other party to this Agreement. It is understood that Kilcollin's commitment hereunder extends to the CME Releasees. The CME's commitment hereunder extends to its directors, officers, employees and agents. The CME agrees that any reference it provides for Kilcollin to prospective employers of Kilcollin shall be in substantial conformity with Exhibit B, attached hereto and incorporated herein.

     7. The Obligations of Kilcollin. In consideration of the promises of the CME contained in this Agreement, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Kilcollin, in addition to the mutual promises contained in Paragraphs 5 and 6 herein, hereby agrees to abide by the obligations contained in Paragraphs 9, 14 and 15 of the Employment Agreement.

     8. Effective Date. The Effective Date of this Agreement shall be the eighth day after Kilcollin's execution of this Agreement without receipt by the CME of a signed statement from Kilcollin revoking such execution. All obligations of the parties contained in this Agreement shall,

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in addition to any other express requirement, be conditioned upon and shall not be effective until the Effective Date of this Agreement as defined in this Paragraph.

     9. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall be resolved in accordance with the arbitration procedure contained in Paragraph 13 of the Employment Agreement.

     10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the heirs, assigns, administrators, executors, and legal representatives of Kilcollin and shall be binding upon and inure to the benefit of the CME Releasees. Both parties represent that they have all necessary legal authority to execute this Agreement.

     11. Entire Agreement. This instrument constitutes the entire Agreement between the parties. It may not be amended or modified except by a subsequent written instrument signed by all parties hereto.

     12. Severability. If any provision, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

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     13.  Governing Law. This Agreement shall be construed in accordance with the laws of the State of Illinois.

     14. Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed to be an original for all purposes.

     15. Acknowledgment. Kilcollin acknowledges that he has carefully read and fully understands the terms and provisions of this Separation Agreement and General Release, has been represented in this matter by counsel of his own choosing, and that his execution of this Separation Agreement and General Release is voluntary. The parties agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied to or against any party hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date(s) set forth below.

                                    THE CHICAGO MERCANTILE
                                    EXCHANGE

                                    By: /s/ Gerald D. Beyer
                                        -----------------------------------
                                    Title: EVP/COO
                                          ---------------------------------
                                    Date:   12-30-98
                                         ----------------------------------


                                    /s/ T. Eric Kilcollin
                                    ---------------------------------------
                                    T. Eric Kilcollin

                                    Date: 12/31/98
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